1 Exhibit 99.1 NewtekOne, Inc. Declares Dividends on Common Stock and Series B Preferred Shares Boca Raton, FL June 12, 2026 - NewtekOne, Inc. (“the Company”) (NASDAQ: NEWT) announced that its Board of Directors declared a quarterly cash dividend of $0.19 per share on the Company’s outstanding common stock. The dividend is payable on July 1, 2026, to shareholders of record as of June 24, 2026. The Company’s Board of Directors also declared a dividend on the Company’s outstanding 8.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (the “Preferred Shares”) (NASDAQ: NEWTP) in the amount of $21.25 per Preferred Share, or $0.53125 per depositary share, which is equivalent to 1/40th of the dividend on the Preferred Shares, payable on July 1, 2026 to holders of record as of June 24, 2026. About NewtekOne, Inc. NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries (collectively, “NewtekOne”), provides a wide range of business and financial solutions under the Newtek® brand to independent business owners. Since 1999, NewtekOne has provided state-of-the-art, cost-efficient products and services and efficient business strategies to independent business owners across all 50 states to help them grow their sales, control their expenses, and reduce their risk. NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, eCommerce, Accounts Receivable Financing & Inventory Financing and Insurance Solutions, Web Services, and Payroll and Benefits Solutions. In addition, NewtekOne offers its clients the Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting and Web Services) provided by Intelligent Protection Management Corp. (IPM.com).

2 Newtek®, NewtekOne®, Newtek Bank®, National Association, Your Business Solutions Company®, One Solution for All Your Business Needs® and Newtek Advantage are registered trademarks of NewtekOne, Inc. Note Regarding Forward-Looking Statements Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995 are based on the current beliefs and expectations of NewtekOne's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward- looking statements. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in our filings with the Securities and Exchange Commission which are available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. SOURCE: NewtekOne, Inc. Investor Relations & Public Relations Contact: Bryce Rowe Telephone: (212) 273-8292 / browe@newtekone.com